UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 27, 2006

                            DETTO TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                      333-100241                01-656333
----------------------------     ------------------------    -------------------
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)

14320 NE 21st Street, Bellevue, Washington                          98007
------------------------------------------                        ----------
 (Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code: (425) 201-5000

                                 Not applicable
                             -----------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

      This Form 8-K and other reports filed by Detto Technologies, Inc. ("Detto" or the "Company") from time-to- time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management, as well as estimates and assumptions made by the Company's management. When used in the Filings, the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of those terms and similar expressions as they relate to the Company or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company's industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of those risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01 Entry into a Material Definitive Agreement.

      On August 4, 2006, Detto entered into a Credit Line Agreement (the "Credit Agreement") with Di Capital Investments ("Di Capital") pursuant to which Di Capital is to provide Detto with a non-revolving $3,000,000 line of credit that expires on August 31, 2007. The interest rate on the line of credit is at LIBOR plus 5% per year, and its repayment is secured by a security interest in all of Detto's assets. In consideration for the Credit Agreement, Detto issued to Di Capital a warrant to purchase up to 30,000,000 shares of the Company's common stock, as described in Item 3.02 below. A current member of Detto's Board of Directors, Mr. Gualtiero Giori, has a material relationship with Di Capital.

      On August 10, 2006, Detto entered into a Software License, Reproduction and Bundling Agreement (the "Software License") with Privacy Solutions, LLC ("Privacy Solutions"). Privacy Solutions is the developer and owner of certain proprietary technology (the "Technology") known as "AlertNow" that can be used by consumers as part of "Early Alert" identity theft notification process to aid in the early detection and warning of potential identity theft. Early Alert is part of an identity theft protection package that is currently marketed to consumers as the "ID Theft Package." Pursuant to the Software License, Detto has the right, among other things, to market and sell the Technology to original equipment manufacturers of personal computers, brick-an-mortar retailers, "pure play" e-tailers, and certain insurance companies. In consideration for the Software License being irrevocable and perpetual (except under certain limited circumstances), Detto paid Privacy Solutions an up-front fee of $500,000. In addition, Detto will also pay Privacy Solutions a royalty equal to 15% of the specified income Detto generates from the sale or other use of the Technology, as well as a specified fee for each month that a consumer contracts for the use of the Technology.

Item 3.02 Unregistered Sales of Equity Securities.

      In connection with the Credit Agreement, the Company issued a warrant to Di Capital that entitles it to purchase from the Company up 30,000,000 shares of the Company's $.0001 par value common stock (the "Common Stock") at a purchase price of $0.10 per share. The warrant expires on August 4, 2011. Based on the sophistication of the warrant holder and the nature of the transaction, that sale was exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) thereunder.

      As reported in its Form 8-K dated May 3, 2006 (the "May Form 8-K"), the Company has been in the process of offering up to 48,000,000 shares of its unregistered Common Stock (with specified demand and "piggyback" registration rights) to certain current shareholders for $.10 per share (the "Offering"). As also reported in the May Form 8-K, the Company had previously entered into an agreement (the "Guaranty Agreement") with Di Capital pursuant to which Di Capital guaranteed that it or its nominees would purchase any and all shares not purchased in the Offering (the "Guaranty"). Pursuant to the Guaranty, on July 27, 2006, Di Capital's nominee purchased 3,000,000 shares of Common Stock for $300,000. That purchase was the final purchase required under the Guaranty Agreement. No underwriting discounts or commissions were paid in connection with that purchase, although $800,000 in cash compensation had previously been paid to Di Capital in consideration of the Guaranty. Based on the sophistication of the purchaser and the nature of the transaction, that sale was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereunder. A current member of the Company's Board of Directors, Mr. Gualtiero Giori, has a material relationship with the nominee that purchased shares pursuant to the Guaranty.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      On August 28, 2006, Raul Sood resigned as a director of the Company. That resignation was not the result of any disagreement with the Company that is known to any executive officer of the Company.

      In the Company's Form 8-K dated July 11, 2006, Jason Gardiner was incorrectly reported having been as appointed as the Company's Chief Information Officer. In fact, Mr. Gardiner was not appointed to that position and is the Company's Chief Financial Officer and Secretary.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DETTO TECHNOLOGIES, INC.

Date: August 30, 2006                   By: /s/ Larry Mana'o
                                            ----------------------
                                   Larry Mana'o, Co-Chief Executive Officer


                                       3